Filed pursuant to Rule 424(b)(3)
Registration No. 333-125546

APPLE REIT SEVEN, INC.

STICKER SUPPLEMENT TO

SUPPLEMENT NO. 7 DATED AUGUST 18, 2006

SUPPLEMENT NO. 15 DATED MARCH 19, 2007

Supplement Nos. 7 and 15 to be used with

PROSPECTUS DATED MARCH 3, 2006

Summary of Supplements to Prospectus (See Supplements for Additional Information)

Supplement No. 7 (cumulative, replacing all prior supplements) dated August 18, 2006 reports on (a) our purchase of nine hotels containing a total of 969 rooms for an aggregate gross purchase price of $112,095,000, and (b) our execution of separate purchase contracts that relate to nine additional hotels containing a total of 1,132 rooms and that provide for an aggregate gross purchase price of $157,205,000. This supplement also provides certain financial statements and other information about us and the hotels we have purchased to date.

Supplement No. 15 (cumulative since August 18, 2006) dated March 19, 2007 reports on (a) our purchase of 15 hotels containing a total of 2,041 rooms for an aggregate gross purchase price of $329,278,837; (b) our execution of separate purchase contracts that relate to 14 additional hotels containing a total of 1,471 rooms and that provide for an aggregate gross purchase price of $215,974,508; and (c) the unsecured credit facility we obtained for working capital and short-term acquisition funding, which has a maximum aggregate commitment by the lender of $150,000,000. This supplement also contains our additional risk factors and provides certain financial statements and other information about us and the hotels we have purchased to date.

As of March 15, 2006, we completed our minimum offering of 4,761,905 units at $10.50 per unit and raised gross proceeds of $50,000,000 and proceeds net of selling commissions and marketing expenses of $45,000,000. Each unit consists of one Common Share and one Series A Preferred Share. We are continuing the offering at $11 per unit in accordance with the prospectus.

As of February 21, 2007, we had closed on the sale of 38,384,533 additional units at $11 per unit and from such sale we raised gross proceeds of $422,229,868 and proceeds net of selling commissions and marketing expenses of $380,006,881. Sales of all units at $10.50 per unit and $11.00 per unit, when combined, represent gross proceeds of $472,229,868 and proceeds net of selling commissions and marketing expenses of $425,006,881.

In connection with our hotel purchases to date, we paid a total of $8,827,477, representing 2% of the aggregate gross purchase price, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.